UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 23, 2012

PRESIDENTIAL LIFE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-05486	13-2652144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

69 Lydecker Street

Nyack, New York 10960

(Address of Principal executive offices, including Zip Code)

(845) 358-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Presidential Life Insurance Company 2012 Discretionary Bonus Plan

On October 23, 2012 the Compensation Committee of the Board of Directors (the “Committee”) of PLIC adopted the Presidential Life Insurance Company 2012 Discretionary Bonus Plan (the “2012 Bonus Plan”). Certain employees of PLIC, including its Senior Vice President, Mitchell R. Anderson, and Vice President, Duncan Szeto, are eligible to earn cash bonuses.

Bonuses under the 2012 Bonus Plan for Mr. Anderson and Mr. Szeto will be paid following the one year anniversary of the consummation of the acquisition of the Company by Athene Annuity & Life Assurance Company (the “Merger”), or if the Merger is not consummated, following the one year anniversary of the date of the participation letter notifying Mr. Anderson and Mr. Szeto of their eligibility to receive a bonus (the “Notification Date”). Bonuses are conditioned on the execution and non-revocation by Mr. Anderson and Mr. Szeto of a general release and their continued employment through the one year anniversary of the Merger or the Notification Date, whichever is applicable. If, prior to the one year anniversary of the Merger (or if the Merger is not consummated, the Notification Date) the executive officers resign for “good reason,” or if their employment with PLIC is terminated without “cause” (each as defined in their retention letters), or if they die or become disabled, the executive officers also will be entitled to receive the bonus. Bonus payments will be made on a fixed date following the relevant anniversary or termination date, in a lump sum cash payment, net of applicable taxes and withholding (and conditioned on receipt of a general release). The amount of each executive officer’s bonus as determined by the Committee for Messrs. Anderson and Szeto is $39,347 and $45,202, respectively.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following Exhibits are filed as part of this Report.

Exhibit 10.1	Presidential Life Insurance Company 2012 Discretionary Bonus Plan, dated October 23, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESIDENTIAL LIFE CORPORATION

Date: October 26, 2012	By:	/s/ Donald L. Barnes
	Name:	Donald L. Barnes
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit 10.1	Presidential Life Insurance Company 2012 Discretionary Bonus Plan, dated October 23, 2012